UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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POLYMEDICA CORPORATION

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To All PolyMedica/Liberty Team Members:
The attached communication packet announces a watershed event for PolyMedica/Liberty, as the company has agreed to be acquired by Medco Health Solutions, Inc. Additional information about this important milestone will be forthcoming over the next several days.
Please reference the attached documents for information about the transaction and questions you may have.
I look forward to seeing you Wednesday in Port St Lucie.
Pat Ryan
CEO
This communication and the materials attached hereto may be deemed to be solicitation material in respect of the proposed acquisition of PolyMedica by Medco. In connection with the proposed acquisition, PolyMedica intends to file relevant materials with the Securities and Exchange Commission (“SEC”), including PolyMedica’s proxy statement on Schedule 14A. Shareholders of PolyMedica are urged to read all relevant documents filed with the SEC, including PolyMedica’s proxy statement, because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and PolyMedica shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from PolyMedica.
PolyMedica and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of PolyMedica common stock in respect of the proposed transaction. Information about the directors and executive officers of PolyMedica is set forth in PolyMedica’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 27, 2007. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

August 28, 2007
I am pleased to announce that PolyMedica/Liberty has agreed to be acquired by Medco Health Solutions, Inc., a public company based in Franklin Lakes, New Jersey (NYSE: MHS). Medco is a leading pharmacy benefit manager (PBM) with the nation’s largest mail order pharmacy operations. Medco reported over $42 billion in total net revenues in 2006, is a member of the S&P 500 and was named one of Fortune Magazine’s 2005 Most Admired Companies. To find out more information about Medco you can visit their website at www.medco.com.
Our company has enjoyed a strategic relationship with Medco over the past year and I have gotten to know David Snow, Medco’s CEO, and his team personally. The Liberty and Medco cultures fit extraordinarily well together. Medco’s philosophy of ensuring that millions of Americans have access to affordable, high quality prescription healthcare is more than their business — it is their calling. It is a perfect complement to our calling — to Deliver Better Health. We are in an exciting time of growth at Liberty. The joining of our companies is a great next step as we look to take Liberty to the next level in our evolution. The Liberty team will play a key role in the Medco enterprise. Our direct to consumer, recognized Liberty brand is an important element of their future growth plan. The strength of our brand and our investment in building a clinical platform will be complimented by the significant resources and investment that Medco has made in their Therapeutic Resource Centers. The combination of our two companies truly creates a patient centric model that is unparalleled in our industry. I know that as you read this letter you may be concerned how this transaction affects your job and career. Let me be very clear, both Medco and Liberty share the same belief: this transaction was driven by the significant growth opportunities and the ability to create a differentiated model for our patients. This transaction is about growth and opportunity.
I am excited about the opportunity and am personally looking forward to working with the Medco Team. The leadership of the Liberty Team is an important element of our success and will continue to advance our efforts. Keith Jones our COO, who recently moved to the Treasure Coast area of Florida, will continue to lead Liberty along with his team.
During what will be a process of integration and transition in becoming an integral part of the Medco family, communication channels will be established. Timelines for the resulting transition plan will emerge and all team members will be made aware of this information. There are many things we cannot answer today, but we are committed to communicate with you what we know, when we know it. We do know that current payroll and benefit programs will remain in place, including the October 1, 2007 open enrollment process. Strategic initiatives like “LibertyOne” and the many growth opportunities will continue their evaluation and recommendation processes that are now underway. The business of doing the most for every Liberty patient everyday is still the most important focus of all our daily efforts — and that cannot and should not change.
I know you will have questions and we have answered those we can with the FAQ attached. Over the next few days, many questions will likely emerge. You are urged to ask those questions, as this will assist us in updating the Frequently Asked Question (FAQ) list. Questions can be directed to the following email address: OpenLines@libertymedical.com
At Liberty, we have experienced our share of change and we have emerged better and stronger because of that change. This strength is part of our corporate culture as “We Deliver Better Health” to our patients. As a company that positions itself “at the Heart of Health,” Medco’s values align with our own. This transaction ensures that what is important to our business will continue to thrive. We look forward to the future of Liberty and ensuring the continued success of “One Liberty for All”.
Thank you for your continued hard work and commitment to our patients, fellow team members and our stakeholders.
Patrick T. Ryan
CEO

FAQ’s
1.	Will I still have a job?
Medco was interested in us because we have a strong and growing business — with talented employees. We do expect that there may be some job consolidation in the Wakefield office which will take place over a transition period. Remember the reason for this transaction is to accelerate growth.
2.	What happens to my pay and benefits?
Currently, no pay and benefits changes are planned — including the open enrollment benefits process that was just completed for 10/1/07.
3.	Will I lose my seniority?
Your hire date with Polymedica/Liberty will be your effective hire date with the new company.
4.	Will there be a severance program for those people that will experience a lay off?
We expect minimal jobs to be impacted and we expect net job growth over time. There will be a severance program for anyone who is impacted and it should be consistent with past practices.
5.	Will there be a retention program?
We have a vibrant, growing business; our best retention program is continuing to provide exceptional service to our patients. There is no broad-based retention program planned.
6.	How will we be informed of changes? How will I be able to ask questions to Medco leadership?
We are committed to providing our team members with information as it becomes available. In the coming weeks, we will be establishing an implementation plan with Medco that will be communicated to you and you should expect the implementation plan to include access to the Medco team. If you have a question we encourage you to email it to the following address: OpenLines@libertymedical.com
7.	Who will lead the transition effort? Will there be a blended group of executives working on this acquisition?
We would expect the transition effort to include a blended group of Liberty and Medco team members.
8.	What happens to the Employee Stock Purchase Plan?
The current offering period is the final offering under the plan. That offering will end on either the day before the transaction becomes effective or December 31, 2007 (whichever is sooner). In either case, amounts you have contributed through that date will be used to purchase shares according to the terms of the plan and those shares will be cashed out in the merger. However, as of today, you will not be permitted to increase your payroll deductions.

9.	What happens to the Fiscal Year 2008 management MBO bonus program?
The Fiscal Year 2008 management MBO bonus program will remain intact and we would expect everyone to continue to focus on meeting their MBOs and ensuring a successful year.
10.	What will the new company look like?
Medco has made it clear that this transaction is one of growth and opportunity. Liberty will operate as an independent line of business within Medco and we will be expected to continue to expand the Liberty brand through our products and services.
11.	When do you expect the transaction to close?
Completion of the transaction is subject to shareholder and regulatory approval, which we do not anticipate, being a problem. Our Board has unanimously approved the transaction, and we encourage our shareholders to approve it as well. We estimate the transaction will likely close in the October November time frame.
12.	Has it been determined which members of management will stay with the new company?
Part of Medco’s interest in us is our strong leadership team. The entire team is committed to making this transaction work well for Medco, our patients, and our team members. Keith Jones and Pat Ryan will continue to lead the Liberty Team.
13.	Will you be closing any of your facilities as a result of the transaction?
We don’t contemplate any meaningful reductions in our operating centers, which are a critical component of the acquisition from Medco’s perspective.
14.	Is management supportive of the transaction?
Yes, this transaction is a great opportunity for investors, patients, and team-members. Together, our collective organizations have an opportunity to leverage the Liberty brand and expand our clinical outreach even further than we have been able to do independently.
15.	It feels to me like the Company is really gaining earnings momentum, and there are more opportunities to expand than ever before. Why sell now?
While it is true we have a terrific opportunity to expand as an independent entity, combining as a company affords us significantly better opportunities to improve patient care and grow the business.
16.	How will this transaction impact our patients?
We do not anticipate any change with respect to servicing to our patients. We are committed to doing the most we can for every patient, every day. In fact, combining the two companies will strengthen our patient-centric model and clinical outreach platform.

Medco Contacts:		PolyMedica Contact:
Investors:	Valerie Haertel	Steve Farrell
	(201) 269-5781	(781) 486-8111
Media:	Ann Smith
(201) 269-5984
Medco Announces Agreement to Acquire Diabetes Care Leader PolyMedica
in Transaction Valued at $1.5 Billion
— Strategic Acquisition Creates Premier Provider of Diabetes Care Services
With 3.8 Million Patients Under Treatment
— Diabetes Patients Represent 5 Percent of Population; 15 Percent of Drug Spending
— Transaction Expected to be Slightly Accretive to Medco Shareholders in 2008
FRANKLIN LAKES, N.J. and WAKEFIELD, Mass., Aug. 28, 2007 – Medco Health Solutions, Inc. (NYSE:MHS), and PolyMedica Corporation (NASDAQ:PLMD) today announced a definitive agreement under which Medco will acquire PolyMedica in an all-cash transaction valued at $53 per share, or $1.5 billion. The combination of America’s leading advanced pharmacy practice with the leading source for diabetes services and supplies creates the nation’s premier provider of comprehensive diabetes care and treatment.
An estimated 17 million Americans are currently treated for diabetes, with more than 1 million patients diagnosed each year; an additional 7 million are estimated as undiagnosed. Diabetes care represents one of the fastest-growing segments of health care in a market estimated at more than $25 billion a year. These patients represent 5 percent of the population but account for more than 15 percent of total drug spending – creating an imperative for advanced clinical supervision and enlightened drug-trend management. With spending increasing by 14.5 percent annually, diabetes treatments by 2009 are expected to overtake cholesterol medicines as the fastest-growing therapeutic category.
“PolyMedica has developed a deep expertise and focus in diabetes care and, through the Liberty brand, excels at attracting seniors to their high-value mail-order pharmacy,” said David B. Snow Jr., Medco chairman and chief executive officer. “We will continue to invest strategically in capabilities supporting our Therapeutic Resource Centers® – which deliver both clinical and financial benefits to our clients and members, and differentiate Medco in the marketplace.”
Patrick T. Ryan, PolyMedica chief executive officer, added: “Combining Medco’s clinical care solutions with our patient-centric service model enables us to deliver a gold standard of care to

Medco Announces Agreement to Acquire PolyMedica Pg. 2
patients with diabetes. After doubling our business in the past three years, this provides PolyMedica with the resources to take our service model to the next level. There is a natural cultural fit between our organizations driven by an unwavering commitment to clinical excellence and customer service.”
Medco currently manages more than $6.5 billion in drug spending related to its 2.8 million patients under treatment for diabetes. The PolyMedica acquisition brings 1 million members under care and creates the nation’s most advanced large-scale practice focused on diabetes-related pharmacy care. Snow said Medco’s shareholders will benefit from incremental earnings growth as a result of the transaction, which is expected to be slightly accretive in 2008.
Through its industry-leading direct-to-consumer television and multimedia campaign under the Liberty brand, PolyMedica has enhanced its reputation for a specialized high-touch, patient-centric model. “We expect PolyMedica’s brand strength and media profile to prove an important asset to support Medco’s growing Medicare and direct-to-consumer initiatives,” Snow said.
PolyMedica will retain its successful patient engagement and service model, Liberty brand, culture and focus, while providing an integrated and complementary set of services and solutions in support of Medco’s Therapeutic Resource Center for diabetes care.
Medco and PolyMedica began collaborating in 2006. Currently, Medco fulfills more than 50,000 prescriptions per week for PolyMedica’s patients. Earlier this year, PolyMedica began providing Medicare Part B administration services and supplies to certain Medco clients.
“It quickly became apparent through our collaboration that PolyMedica’s senior team had built a strong business with complementary strengths. We value their experience and continued leadership,” Snow said.
The transaction has been unanimously approved by the boards of directors of both companies, and is subject to the approval of PolyMedica shareholders and other customary closing conditions. The transaction is expected to close late this year.
Lazard served as Medco’s financial advisor and Sullivan & Cromwell LLP acted as Medco’s primary external legal counsel; Deutsche Bank Securities Inc. represented PolyMedica in the transaction and Weil, Gotshal & Manges LLP acted as PolyMedica’s legal counsel.
Conference Call
Management from both companies will host a conference call to review the transaction on Tuesday, Aug. 28, 2007 at 8:30 a.m. (EST).
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.
To access the live webcast:
Please visit www.medco.com/investor.
A replay of the call will be available from Aug. 28, 2007 through Sept. 11, 2007. Dial in:
(800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S.

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Medco Announces Agreement to Acquire PolyMedica Pg. 3
Please use passcode # 14905533
About Medco
Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.
About PolyMedica
For more than a decade, PolyMedica Corporation has been the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 957,000 active diabetes patients. The company also offers a full service pharmacy to meet patients’ medication needs and provides patient education to help its patients better manage their health conditions. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians’ orders. PolyMedica has more than 2,200 employees based at locations in Wakefield, Mass., Port St. Lucie, Fla., Salem, Va. and Portland, Maine. More information about PolyMedica can be found on the company’s website at www.polymedica.com.
Safe Harbor Statement
This news release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies, anticipated future financial and operating performance and results. These statements are based on the current expectations of management of both companies. There are a number of risks and uncertainties that could cause actual results to differ materially. For example, the companies may be unable to obtain stockholder or regulatory approvals required for the transaction; problems may arise in successfully integrating the businesses of the two companies; the transaction may involve unexpected costs; the combined company may be unable to achieve cost-cutting synergies; the businesses may suffer as a result of uncertainty surrounding the transaction; and the industry may be subject to future regulatory or legislative actions. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements of the two companies. As required by SEC rules, we have posted this document, including certain supplemental information, on the Investor Relation’s section of www.medco.com. Medco and PolyMedica actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including factors discussed in “Risk Factors” in Medco’s and PolyMedica’s Annual Report or Form 10-K for the most recently ended fiscal year and Medco’s and PolyMedica’s other filings with the SEC, which are available at http://www.sec.gov.

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Medco Announces Agreement to Acquire PolyMedica Pg. 4
Additional Information and Where to Find It
This news release may be deemed to be solicitation material in respect of the proposed acquisition of PolyMedica by Medco. In connection with the proposed acquisition, Medco and PolyMedica intend to file relevant materials with the SEC, including PolyMedica’s proxy statement on Schedule 14A. SHAREHOLDERS OF POLYMEDICA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING POLYMEDICA’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and PolyMedica shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from PolyMedica. Such documents are not currently available.
Medco and its directors and executive officers, and PolyMedica and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of PolyMedica common stock in respect of the proposed transaction. Information about the directors and executive officers of Medco is set forth in its proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007. Information about the directors and executive officers of PolyMedica is set forth in its proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 27, 2007. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.
Table
Selected Information
(Unaudited)
(In millions, except for per-share data)

12 Months Ended December 30, 2006	MEDCO
Net Revenues	$42,543.7
Net Income	$630.2
Weighted average shares outstanding – diluted	301.6
GAAP Earnings per share – diluted	$2.09

12 Months Ended March 31, 2007	POLYMEDICA
Net Revenues	$675.5
Net Income	$33.7
Weighted average shares outstanding – diluted	23.4
GAAP Earnings per share – diluted	$1.44
A combination of this financial information is not indicative of what our results would have been if we had been operating as a combined entity during the period presented.
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